Exhibit 2.1

AMENDMENT NO. 2

TO

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This Amendment No. 2 to Amended and Restated Agreement and Plan of Merger, dated as of December 14, 2016 (this “Amendment”), by and among Authentidate Holding Corp., a Delaware corporation (“Buyer”), and PeachState Health Management, d/b/a AEON Clinical Laboratories, a Georgia limited liability company (“Target”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, Buyer, Merger Sub, and Target entered into an Amended and Restated Agreement and Plan of Merger, dated as of January 26, 2016 (the “Agreement”); and

WHEREAS, Buyer and Target desire to amend the Agreement in accordance with Section 10.4 of the Agreement.

NOW, THEREFORE, for valid and mutual consideration, Buyer and Target agree as follows:

1. Recitals. The foregoing recitals are true and made part of this Amendment.

2. Amendments to the Agreement.

(i) Section 1.7(b) of the Agreement is hereby deleted in its entirety and amended and restated as follows:

(b) From and after the Effective Time, all Membership Interests of Target Company shall be deemed canceled and shall cease to exist, and each Target Member holding a certificate, representing Membership Interests of AEON (each, a “Target Certificate” and, collectively, the “Target Certificates”) shall cease to have any rights with respect thereto except for the right to receive the Merger Consideration in accordance with Section 1.7(a) or as otherwise set forth herein or under applicable law. The Target Members shall be entitled to receive the Merger Consideration into which Membership Interests held by each of them were converted pursuant to this Section 1.7 upon delivery of the certificates representing such Membership Interests.

(ii) Section 4.3(b) of the Target Disclosure Memorandum is hereby deleted in its entirety and amended and restated as follows:

Section 4.3(b)

Capitalization of Target

The Membership Interests owned by the Target Members are set forth below:

Hanif A. (“Sonny”) Roshan – 36.46 % of the Membership Interests

Pyarali Roy – 20.83 % of the Membership Interests

Sohail Ali – 20.83 % of the Membership Interests

Holly Carpenter, Ph.D. – 10.42% of the Membership Interests

Shawn Desai, Ph.D., J.D. – 10.42 % of the Membership Interests

Lissa H. Suda – 1.04 % of the Membership Interests

(iii) The definition of “Target Members” in Section 10.1 of the Agreement is hereby deleted in its entirety and amended and restated as follows:

“Target Members” means the individuals identified in Section 4.3(b) of the Target Disclosure Memorandum as amended from time to time in accordance with this Agreement.

3. Miscellaneous. The provisions of Article 10 of the Agreement shall apply mutatis mutandis to this Amendment.

4. Limited Amendment. This Amendment is limited by its terms and does not and shall not serve to amend or waive any provision of the Agreement except as expressly provided for in this Amendment. All references in the Agreement to “this Agreement” or terms such as “herein”, hereof” or similar terms shall mean the Agreement as amended by this Amendment.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed on the day and year first above written.

AUTHENTIDATE HOLDING CORP.

By:	/s/ William Henry
Name:
Title:

PEACHSTATE HEALTH MANAGEMENT, LLC d/b/a/ AEON CLINICAL LABORATORIES

By:	/s/ Hanif A. Roshan
Name:
Title: